EXHIBIT 99.1

NEWS

Veeco Instruments Inc., Terminal Drive, Plainview,  NY 11803 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 516-677-0200 x1472

Trade Media: Fran Brennen, Sr. Director, Marketing Communications, 516-677-0200 x1222

VEECO ANNOUNCES SALE OF METROLOGY BUSINESS

TO BRUKER CORPORATION

Company to Focus on Process Equipment for the LED, Solar and Data Storage Markets

Plainview, N.Y., August 16, 2010 — Veeco Instruments Inc. (Nasdaq: VECO) today announced that it has agreed to sell its Metrology business to Bruker Corporation (Nasdaq: BRKR), a leading provider of high-performance scientific instruments and solutions for molecular and materials research, for $229 million in cash.  The transaction has been approved by the Board of Directors of both companies and is expected to close in the fourth quarter of 2010, pending regulatory review and subject to customary closing conditions.

The sale will transfer Veeco’s worldwide Metrology business to Bruker, including Veeco’s Atomic Force Microscope (AFM) business in Santa Barbara, CA and its Optical Industrial Metrology (OIM) business in Tucson, AZ, as well as Veeco’s associated global AFM/OIM field sales and support organization. Bruker intends to combine Veeco Metrology with its global Bruker Nano instruments business, which currently sells a broad range of systems and analytical solutions for materials and nanotechnology research. Veeco currently expects cash proceeds from the transaction to be approximately $160 million net of estimated applicable taxes and transaction fees. Additional terms of the transaction were not disclosed. Citigroup Global Markets Inc. acted as exclusive financial advisor to Veeco in connection with the transaction.

John R. Peeler, Veeco’s Chief Executive Officer, commented: “Following the sale of Metrology, Veeco expects to benefit from greater focus on and investment in our LED & Solar and Data Storage Process Equipment businesses. We believe the sale of Metrology will allow us to accelerate our progress developing new products, gaining share, and aligning with key customers in markets with large growth opportunities, including several “clean tech” markets.  The sale is also expected to give us additional financial flexibility to pursue acquisitions and expand customer support for our growing Asia business.”

Mr. Peeler continued, “Veeco Metrology is a great business that is strong, growing and profitable and has many exciting new products.  Even so, it lacks meaningful synergies with our Process Equipment businesses in technology, distribution and customers.  We believe it will be a better fit as part of a large and successful instrumentation company, such as Bruker, where the focus will be on continued development of innovative scientific instruments.  We have great confidence that the Metrology business will continue to grow and prosper as part of Bruker.”

Frank H. Laukien, Bruker’s President and Chief Executive Officer, added: “We are excited to add Veeco’s industry-leading scanning probe microscope (SPM) and optical metrology systems to the Bruker product portfolio of high-performance materials research and nanotechnology instruments.  We very much look forward to welcoming the customers, management and employees of the Veeco Metrology business to Bruker after the closing of the transaction.”

Veeco will account for the Metrology business segment as a “discontinued operation” effective August 15, 2010.  Veeco is therefore updating guidance for third quarter 2010 revenue from continuing operations to be in the range of $255-280 million, with GAAP earnings per share between $1.45 and $1.72 and non-GAAP EPS between $1.13 and $1.33. Please see attached GAAP reconciliation table. Without Metrology, Veeco’s updated guidance is that 2010 revenues from continuing operations will be approximately $1 billion, with about 90% from the LED & Solar business segment.

About Veeco

Veeco Instruments Inc. designs, manufactures, markets and services enabling solutions for customers in the HB-LED, solar, data storage, semiconductor, scientific research and industrial markets. We have leading technology positions in our three businesses: LED & Solar Process Equipment, Data Storage Process Equipment, and Metrology Instruments. Veeco’s product development, marketing, engineering and manufacturing facilities are located in New York, New Jersey, California, Colorado, Arizona, Massachusetts and Minnesota. Global sales and service offices are located throughout the U.S., Europe, Japan and Asia Pacific. http://www.veeco.com/

About Bruker

Bruker Corporation (NASDAQ: BRKR), headquartered in Billerica, Massachusetts, is a leading provider of high-performance scientific instruments and solutions for molecular and materials research, as well as for industrial and applied analysis.   For more information: http://www.bruker.com

To the extent that this news release discusses expectations about the proposed sale or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risk that the proposed sale may not be completed, as well as the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2009 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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Veeco Instruments Inc. and Subsidiaries

Reconciliation of operating income from continuing operations to earnings excluding certain items

(In thousands, except per share data)

(Unaudited)

	Guidance for the three
	months ending September 30, 2010
	LOW		HIGH

Operating income from continuing operations	$73,358		$86,933

Adjustments:

Amortization	1,237		1,237
Equity-based compensation	2,601		2,601

Earnings before interest, income taxes and amortization excluding certain items (“EBITA”)	77,196		90,771

Interest expense, net	1,678		1,678
Adjustment to add back non-cash portion of interest expense	(769	)(1)	(769	)(1)

Earnings excluding certain items before income taxes	76,287		89,862

Income tax provision at 35%	26,700		31,452

Earnings excluding certain items	$49,587		$58,410

Earnings per diluted share excluding certain items	$1.13		$1.33

Diluted weighted average shares outstanding	44,000		44,000

(1) Adjustment to exclude non-cash interest expense on convertible subordinated notes.

NOTE - The above reconciliation is intended to present Veeco’s operating results from continuing operations, excluding certain items and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on earnings before interest, income taxes and amortization excluding certain items (“EBITA”), which is the primary indicator used to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.